Exhibit 99.01

MacroSolve Announces 104% Increase in Gross Profit
for Fiscal 2012

 Eight Consecutive Quarters of Growth Driven by Mobile App Technologies & Licensing

TULSA, OK—March 05, 2013 - MacroSolve, Inc. (OTCPK: MCVE) (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technologies intellectual property, today announced financial results for its fiscal year ended December 31, 2012.

Highlights for the 2012 fiscal year include:

•	Revenues increased 113% to $2,988,000 in FY 2012 from $1,404,000 in FY 2011;

•	Gross profit increased 104% to $1,683,000 in FY 2012 from $858,000 in FY 2011;

•	4th quarter revenues grew by 154% to $982,000 in Q4 of 2012 from $637,000 in Q4 of 2011

•	Gross profit in Q4 of 2012 was $561,000, a 148% increase over Q4 2011 gross profit of $379,000; and

•	Revenues grew by 76% on a quarter-over-quarter basis from $559,000 in Q3 of 2012 to $982,000 in Q4 of 2011.

Revenues for the twelve months ended December 31, 2012 were $2,988,000 as compared to $1,404,000 in the fiscal year ended December 31, 2011. This $1,584,000 or 113% rise is due to increases in IP licensing and services.

Gross profit for fiscal 2012 rose 104% to $1,683,000 from $825,000 in fiscal 2011 primarily due to the sale of Illume Mobile in July and the elimination of its lower margin professional services.

Operating expenses increased 41% in fiscal 2012 to $3,025,000 from $2,139,000 in 2011 primarily due to expansion of Illume Mobile’s sales and marketing in the first half of the year and one-time charges related to the divestiture of Illume Mobile. Loss from operations was $1,343,000, an increase of $30,000 or less than 1% over operating loss of $1,313,000 in fiscal 2011.

Net loss for fiscal 2012 was ($1,776,000) or $(0.01) per share, as compared to fiscal 2011 net loss of $(2,534,000), or $(0.02) per share, a decrease of ($758,000) or 30%. The decrease was primarily due to the sale of Illume Mobile and the elimination of its operating losses. The Company improved its use of cash in operations, with cash used in operating activities declining by $769,000 in fiscal 2012 as compared to fiscal 2011.

“During fiscal 2012, we made a strategic decision to sell the Illume Mobile business unit and implement a strategy towards debt elimination and profitability. As anticipated, we achieved positive cash flow and profitability in the fourth quarter. Our experienced management team is leveraging our unique position in the mobile app intellectual property space by providing advisory services to a portfolio of clients, including mobile app developers, fortified by intellectual property, which in combination can create substantial passive revenues and equity holdings for our shareholders." stated MacroSolve CEO and President, Jim McGill.

For further information please see MacroSolve's full 10K filing at www.sec.gov.

About MacroSolve
Founded in 1997, MacroSolve is heralded for its robust IP portfolio, while advancing throughout the mobile apps era by innovating key technologies that have laid the foundation for apps and next-gen developers. Today, MacroSolve is empowering a new era of mobile innovators seeking advisory services and IP strength from a source of experience. For more information, visit www.macrosolve.com.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Contact:
MacroSolve Contact
info@macrosolve.com

Financial Statements Follow

MACROSOLVE, INC.

BALANCE SHEETS

	12/31/2012	12/31/2011

ASSETS

CURRENT ASSETS:
Cash	$659,204	$273,132
Accounts receivable - trade	74,056	288,201
Prepaid expenses and other	519,330	240,388

Total current assets	1,252,590	801,721

PROPERTY AND EQUIPMENT, at cost:	21,651	285,976
Less - accumulated depreciation and amortization	(19,462)	(188,016)

Net property and equipment	2,189	97,960

OTHER ASSETS:
Investment in DecisionPoint Systems, Inc.	579,875	-
Note receivable	-	135,577
Software development costs, net of accumulated amortization
of $398,715 as of December 31, 2011	-	1,280,903
Other assets	64,227	83,329

Total other assets	644,102	1,499,809

TOTAL ASSETS	$1,898,881	$2,399,490

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$90,000	$-
Revolving Line of Credit	-	100,000
Note Payable - Shareholders	-	169,306
Accounts payable - trade and accrued liabilities	84,062	631,419
Unearned income	500,000	31,400

Total current liabilities	674,062	932,125

LONG-TERM DEBT, less current maturities
Note Payable - Shareholders	541,752	-
Oklahoma Technology Commercialization Center	125,000	237,500
Convertible debentures	150,000	2,621,161
Total long-term debt, less current maturities	816,752	2,858,661

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 500,000,000 shares;
issued and outstanding 179,831,987 and122,386,894 shares, at
December 31, 2012 and 2011, respectively	1,798,320	1,223,869
Additional paid-in capital	13,230,111	10,059,029
Accumulated other comprehensive income	(170,125)	-
Accumulated deficit	(14,450,239)	(12,674,194)

Total stockholders' equity (deficit)	408,067	(1,391,296)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,898,881	$2,399,490

The accompanying notes are an integral part of these statements.

MACROSOLVE, INC.

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Quarters Ended
For the Years Ended December 31,	12/31/2012	12/31/2011	2012	2011

REVENUES:
Software products and licensing	$969,501	$636,677	$2,529,663	$1,141,332
Solution services	12,875	-	458,730	262,871

Net revenues	982,376	636,677	2,988,393	1,404,203

COST OF REVENUES:
Software products and licensing	411,513	258,156	1,031,005	433,515
Solution services	9,624	-	274,848	145,413

Total cost of revenues	421,137	258,156	1,305,853	578,928

Gross profit	561,238	378,521	1,682,540	825,275

OPERATING EXPENSES:
Solution services	-	-	323,167	144,542
Depreciation and amortization	815	815	491,176	125,285
Marketing and sales	-	-	816,273	348,969
General and administrative	133,815	251,667	1,394,455	1,519,779

Total operating expenses	134,629	252,481	3,025,071	2,138,575

Income from operations	426,609	126,040	(1,342,531)	(1,313,300)

OTHER INCOME (EXPENSE):
Interest income	111	30	164	134
Interest expense	(12,846)	(76,550)	(150,951)	(170,675)
Loss on sale of asset	-	-	(4,247)	(235)
Stock based compensation	(9,909)	(23,221)	(83,872)	(97,506)

Total other expense	(22,644)	(99,741)	(238,906)	(268,282)

LOSS FROM CONTINUNIG OPERATIONS BEFORE INCOME TAXES	403,965	26,299	(1,581,437)	(1,581,582)

INCOME TAXES	-	-	-	-

NET LOSS FROM CONTINUING OPERATIONS	$403,965	$26,299	$(1,581,437)	$(1,581,582)

DISCONTINUED OPERATIONS (NOTE 16)
Loss from operations of discontinued Illume Mobile operations
(including loss on disposal of $54,538)	(14,670)	(715,940)	(194,608)	(952,832)

NET LOSS	389,295	(689,641)	(1,776,045)	(2,534,414)

OTHER COMPREHENSIVE INCOME, net of tax
Unrealized holding loss arising during the period	(63,053)	-	(170,125)	-

COMPREHENSIVE INCOME	326,242	(689,641)	(1,946,170)	(2,534,414)

LOSS ALLOCABLE TO COMMON STOCKHOLDERS:
Net Income (L.oss)	$389,295	$(689,641)	$(1,776,045)	$(2,534,414)

Income (Loss) allocable to common stockholders	$389,295	$(689,641)	$(1,776,045)	$(2,534,414)

Basic and diluted income (loss) per share	$0.00	$(0.01)	$(0.01)	$(0.02)

The accompanying notes are an integral part of these statements.

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